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                               NOTE PURCHASE AGREEMENT


               This NOTE PURCHASE AGREEMENT (the "Agreement"),dated to be effective as of the 15th day of December, 1995, by and between ALLIED PRODUCTS CORPORATION ("Allied") and ELECTRIC & GAS TECHNOLOGY, INC. ("ELGT").

                               INTRODUCTORY PROVISIONS

               The following provisions are a part of thisAgreement and form the basis for this Agreement.

               Cooper Manufacturing Corp., a Texas corporation ("Cooper"), is obligated to Allied under terms and conditions of a Facility Agreement dated March 16, 1995, a Restated and Amended Facility Agreement dated September 30, 1995, and a Promissory Note in the amount of one million dollars dated September 30, 1995 the ("Note").

          A. Joe Poe ("Poe"), Ken Brown ("Brown") and Cindy Brown have executed certain guarantees and stock pledges to secure the obligations of Cooper under the above Facility Agreement and Restated and Amended Facility Agreement, the Promissory Note and related Security Agreement(s).

          B. ELGT is desirous of purchasing all of Allied's interest in and to the Promissory Note and security therefore, including without limitation the security agreements (exclusive of the Costa Rican Security Agreement which has never been signed) and specific guaranties described in paragraph 4(a)-(c) of the Restated and Amended Facility Agreement (save and except certain obligations in favor of Allied described below).

               Now, therefore, for and in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged and confessed, the parties hereto agree as follows:

                                          I.

               Allied assigns to ELGT all of its right, title, and interest (except as specifically reserved below) in and to the Promissory Note and all security existing therefor and obligations of Cooper in connection therewith, including without limitation, security and obligations under or in connection with that certain Facility Agreement dated to be effective as of March 16, 1995 executed by Cooper; the Restated and Amended Facility Agreement dated and effective as of September 30, 1995 executed by Cooper; the Promissory Note dated September 30, 1995, in the original principal amount of one million dollars ($1,000,000.00) executed by Cooper; the Specific Guaranty executed by Poe to be effective

                                                                         15

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          September 30, 1995;  the Specific Guaranty executed  by Brown and
          Cindy Brown to be effective September 30, 1995; the Supplemental Security Agreement executed by Poe to be effective September 30, 1995; the Supplemental Security Agreement executed by Brown to be effective September 30, 1995, and the Amended and Restated Security Agreement executed by Cooper to be effective September 30, 1995 (collectively the "Security Documents"); provided, however, that nothing contained herein shall be deemed or construed to waive, release, or in any way impair the "Reserved Obligations" as defined below.

               As used herein,  the term "Reserved Obligations"  shall mean and refers to (a) the Obligations (as such term is defined in the Facility) of Cooper to Allied described in or arising out of paragraphs 1, 3, and 11 of the Restated and Amended Facility Agreement and (b) the non-exclusive right of Allied to enforce the covenants and agreements of Cooper under or pursuant to the Restated and Amended Facility Agreement (excluding only the covenant to pay the New Note and provide security therefor under the Security Documents) in order to ensure performance by Cooper of the obligations described in clause (a) above. The Reserved Obligations include, without limitation, Cooper's obligations to defend, indemnify and hold harmless Allied with respect to certain pending litigation described in Schedule 1 hereto. Allied retains and does not assign to ELGT the Reserved Obligations. ELGT agrees that neither ELGT nor any of its affiliates or subsidiaries shall release the guaranties of Poe and Brown unless and until the Reserved Obligations shall have been fully discharged. ELGT acknowledges that all assets existing to secure the Note are burdened by the Reserved Obligations and cannot be conveyed, transferred, or assigned free and clear of the Reserved Obligations. In addition to, but without limitation of the foregoing, to the extent that any affiliate or subsidiary of ELGT acquires, directly or indirectly, and whether by voluntary conveyance, foreclosure, conveyance in lieu of foreclosure, or any other means, a controlling interest in Cooper or acquires greater than 50% in value of the assets of Cooper, ELGT shall cause such affiliate or subsidiary to assume and agree to be bound by, each and every one of the Reserved Obligations, as fully and for all purposes as if such party had originally entered into same; provided, however, that such assumption shall be nonrecourse except to the extent of the assets so acquired, which assets shall serve such assumption, and the Reserved Obligations. ELGT covenants and agrees that it shall not acquire in its name either a controlling interest in Cooper or greater than 50% in value of the assets of Cooper. The obligations of ELGT under and pursuant to this paragraph shall survive the assignment of the Note and Security Documents from Allied to ELGT.

                                                                         16
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                                         II.

               A. Concurrently with the execution and delivery of this Agreement by Allied, ELGT will pay to Allied the sum of One Hundred Thousand and No/100 Dollars ($100,000.00), and, promptly upon request, ELGT shall reimburse Allied for Allied's attorney's fees incurred in this transaction, not to exceed $10,000.00.

               B.   ELGT  will  issue  to  Allied  ninety  thousand  shares
          (90,000) of a ten dollar ($10.00) par value cumulative, convertible preferred stock with a dividend of seventy cents ($.70) per share, concurrently with the execution and delivery of this Agreement by Allied, with rights and obligations as more particularly described in the form of Resolution Designating and Specifying Preferences and Rights of Series 1995 Convertible Preferred Stock (the "Designation") attached hereto and made a part hereof.

                                         III.

               The preferred stock shall be convertible, at Allied's option, into common stock of ELGT, based on two (2) shares of common stock for each one (1) share of preferred (which is based on five dollars ($5.00) per share of the common stock or up to one hundred eighty thousand (180,000) shares).

                                         IV.

               All securities of ELGT including the preferred stock and converted common stock will at the time of delivery to Allied have been validly issued and shall be in compliance with all the Rules and Regulations of the Securities and Exchange Commission and related federal laws and any other appropriate governmental agencies and applicable state law. Prior to closing, appropriate corporate action, including the execution and filing of the attached form of the Designation shall be taken by ELGT to authorize and specify the rights of the Preferred Stock issued or to be issued to Allied pursuant to this Agreement, all in form and substance acceptable to Allied.

                                          V.

               Dividends on the preferred stock will be paid quarterly. The preferred stock and any common stock received upon conversion of the preferred will become freely tradeable pursuant to Rule 144 promulgated pursuant to the authority granted in the Securities Exchange Act of 1934. The parties to this contract anticipate the two (2) year holding period will apply and that the tacking provisions of Rule 144 will be available, and on the issuance of the preferred stock to Allied.

                                                                         17
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                                         VI.

               ELGT will use its best efforts, at the option of Allied, to cause the sale of such of the converted (common) stock pursuant to Rule 144 of the Securities Exchange Act of 1934 for the benefit of Allied. Should there be any deficiency resulting from the sale of stock for less than nine hundred thousand dollars ($900,000.00), (which deficiency shall equal $900,000.00 minus the aggregate proceeds of the sale of the converted stock) or if public NASDAQ sale of converted (common) stock by Allied is not lawfully permitted (subject only to compliance with volume restrictions of Rule 144) so that Allied or ELGT, on behalf of Allied, may not lawfully sell such converted (common) stock on the public NASDAQ market, said deficiency will be paid by ELGT on a payment schedule mutually agreed between ELGT and Allied, not to exceed a period of nine (9) months after Allied gives notice to ELGT of the deficiency. The obligation of ELGT to pay such deficiency shall survive assignment of the Note and Security Documents by Allied to ELGT and be and remain the binding obligation of ELGT.

                                         VII.

               In the event, prior to the expiration of twenty-four (24) months from the effective date hereof, ELGT obtains an acceptable underwriting from an investment broker, a portion of the proceeds will be used to acquire all (or any remaining portion) of the preferred stock then held by Allied at par value plus accrued and unpaid dividends or the value of the common stock into which the preferred can be converted, whichever is greater.

                                        VIII.

               Deliveries at  Closing.   On even date  herewith or  at such
          time as indicated, Allied will deliver to ELGT acceptable to ELGT the following:

               A. The original Promissory Note dated September 30, 1995 in the amount of one million dollars ($1,000,000.00) executed by Cooper to Allied duly endorsed to ELGT as follows:

               Transferred and assigned to Electric & Gas Technology, Inc., without recourse or warranty effective as of December 15, 1995, pursuant to a Note Purchase Agreement of even date.

                                   ALLIED PRODUCTS CORPORATION

                                   By:
                                   Name:
                                   Title:
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               B.   The originals of the  Facility Agreement, Restated  and
          Amended Facility Agreement, and each of the Security Documents, with notation of assignment of ELGT without recourse or warranty as indicated in A above.

               C. Resolutions of the Executive Committee of the Board of Directors of Allied authorizing the transactions contemplated hereby.

                                         IX.

               Deliveries at closing. On an even date herewith or at such other time as indicated, ELGT shall deliver to Allied in the form and content acceptable to Allied the following:

               A.   A  certificate  representing ninety  thousand  (90,000)
          shares   of  ELGT  ten  dollar  ($10.00)  per  value  cumulative,
          convertible  stock.   The dividend  of seventy cents  ($0.70) per
          share.

               B.   Corporate   resolutions   for  ELGT   authorizing   all
          transactions covered hereby.

               C.   Cash of $100,000.

               D. Evidence of authority, including without limitation the filed Designation as required pursuant to Paragraph IV hereof, and in the form attached hereto.

                                          X.

               The following representations and warranties of Allied are the sole and exclusive representations and warranties of Allied in this transaction:

               A. To the best of Allied's actual knowledge, there are no actions, suits or proceedings pending against or affecting Allied involving the validity or enforceability of the Promissory Note or documents securing same, or otherwise involving Allied and its relationship with Cooper, except as set forth on Schedule 1 attached hereto.

               B. As of the date hereof, the outstanding principal balance on the Note is $1,000,000.00, and to the best of Allied's actual knowledge, the Note represents the valid and subsisting obligation of Cooper Manufacturing Corp., and the guaranties represent the valid and subsisting obligations of the respective guarantors.

               C. Allied has not heretofore transferred or conveyed its interest in the Note or Security Documents.

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                                         XI.

               Until the Promissory Note has been paid in full and the Reserved Obligations discharged or released, ELGT will give Allied prompt notice of (i) any actions, suit or proceeding by or against either Poe, Brown, Cindy Brown, Cooper and ELGT or against either of them at law or equity before any governmental authority or any of the same that may be threatened and (ii) the occurrence of any event of default under this agreement or any of the Security Documents or the occurrence of an event which with the giving of notice of the passage of time or both will become an event of default hereunder or under the Security Documents, which notice shall describe such event and the period of time of its existence and any action taken with respect thereto.

                                         XII.

               This agreement and the documents executed in connection herewith, including the Promissory Note, the security documents, the Facility Agreement, and the Restated and Amended Facility Agreement represented the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

                                        XIII.

               ELGT shall not be obligated to obtain Allied's consent to the exercise of any remedies that may be available to ELGT under or pursuant to the Note or any of the Security Documents.


                                         XIV.

               This agreement shall be binding upon the parties hereto and their respective permitted successors and assigns, and the terms and provisions hereof shall survive the transactions contemplated hereby and shall be and remain binding upon the parties hereto.
               Executed as of the date first hereinabove written.


          /s/ Kenneth B. Light                    /s/ S. Mort Zimmerman

          Allied Products Corporation             Electric      and     Gas
          Technology, Inc.
          By:  Kenneth B. Light              By:  S. Mort Zimmerman
          Title:    Executive Vice President      Title:    President

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                        Schedule 1 to Note Purchase Agreement
                             Allied Products Corporation
          Summary of Current Litigation re Cooper Manufacturing Corporation


          Note: Neither Allied nor its counsel makes any representation, express or implied, regarding the likelihood of an adverse result in any of the following described litigation, or of the amount of recovery in the event of such result. References to the "base claim" amount below are provided for information only and do not include attorneys fees, costs, etc.

          1. Hickman Sales and Service, Inc. v. Allied Products Corporation and Cooper Manufacturing Corporation, Cause No. _________ in the Northwest Judicial District, Williams County, North Dakota. Suit for commissions, related to a sale of two rigs which occurred after the sale of the Cooper Division by Allied. Plaintiff claims services were performed at the "joint request" of Allied and Cooper. Amount claimed: $27,166.14.

          2. Stewart & Stevenson, Inc. v. Allied Products Corporation and Cooper Manufacturing Corporation, Cause No. D-97,641, In the 358th Judicial District Court, Ector County, Texas. Suit on sworn account on charges incurred by Cooper after sale of the Cooper Division by Allied. Plaintiff alleging partnership/joint venture in attempt to bring Allied within joint and several liability. Base claim is $78,191.15.

          3. Linden Air Freight, Inc. v. Cooper Manufacturing Corporation and Allied Products Corporation, Cause No. 139-95, In the
               198th Judicial District Court, McCulloch County, Texas. Suit on sworn account on charges incurred after sale of the Cooper Division. Plaintiff's counsel was unaware of the corporate hierarchy and is considering non-suiting Allied Products but may proceed with same approach as plaintiff in Stewart & Stevenson above. Base claim is $51,088.36.

          4. Clemtex, Inc. v. Allied Products Corporation aka and dba Allied Products Corp., Loadcraft - Cooper Manufacturing Corporation and Loadcraft-Cooper, Cause No. 646,347, In the County Civil Court of Law No. 1, Harris County, Texas. Suit on sworn account on charges incurred after sale of the Cooper Division. Plaintiff's counsel was unaware of Allied's sale to Cooper Manufacturing and will non-suit Allied Products. Base claim is $6,870.00.

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